Exhibit 10.3

LITHIA MOTORS, INC.

2017 PERFORMANCE BONUS PLAN

1. Purpose. Lithia Motors, Inc. (the “Company”) establishes the Lithia Motors, Inc. Performance Bonus Plan (the “Plan”) with the intent of qualifying compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and the regulations promulgated thereunder. The Plan shall be interpreted in a manner consistent with the foregoing intent.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m). The Committee may adopt guidelines to implement and administer the Plan.

3. Plan Participants. The participants in the Plan (the “Participants”) shall be the Chief Executive Officer (the “CEO”) of the Company and such other employees of the Company as may be designated in writing by the Committee at the time of the establishment of Performance Goals for any period. Other employees of the Company may receive bonuses on terms similar to the terms of bonuses paid to Participants under the Plan, but those bonuses shall not be covered by the Plan and, therefore, shall not qualify as performance-based compensation under Section 162(m).

4. Performance Goals.

(a) To make an award under the Plan, the Committee shall, no later than the earlier of (i) 90 days after the beginning of a performance period or (ii) the date on which 25% of the period of service (as scheduled in good faith at the time the goals are established) has elapsed, establish in writing the objectives (“Performance Goals”) that must be satisfied by the Company or any subsidiary, division, store, department or other unit of the Company (“Business Unit”) during that performance period as a condition to the payment or accrual of a cash bonus for each Participant based on performance in that period. The Committee shall also establish (i) the amounts, or the formula for determining the amounts, of cash bonuses to be paid or accrued based on achievement of the Performance Goals, and (ii) the timing of payment and any other conditions to payment of such amounts. In establishing any Performance Goals, the Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonuses prior to payment on such terms as determined by the Committee.

(b) The Performance Goals for each performance period shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit, and may be relative to any designated comparison group of companies: (i) revenue, (ii) net margin, (iii) operating income, (iv) operating cash flow, (v) net income before interest, taxes, depreciation and amortization, (vi) net income before interest and taxes, (vii) net income before income taxes, (viii) net income, (ix) new or used vehicle unit or revenue growth rate (based on same-store growth rate), (x) fixed department revenue growth rate (based on same-store revenue growth rate), (xi) sales or service satisfaction scores (percent of same stores equaling or exceeding specified manufacturers’ criteria), (xii) sales responsibility performance (percent of same stores at or above market sales rate thresholds set by specified manufacturers), (xiii) manufacturer approvability criteria, (xiv) financing and insurance revenue or revenue per vehicle, (xv) service, body and parts revenue or revenue per vehicle, (xvi) basic or diluted net income per share, (xvii) basic or diluted net income per share from continuing operations, (xviii) basic or diluted net income per share minus per share dividends and other shareholder distributions, (xix) basic or diluted net income per share from continuing operations minus per share dividends and other shareholder distributions, (xx) basic or diluted net income per share from continuing operations as adjusted to eliminate the effects of asset impairment, gains and losses on the sale of real estate or stores, equity investments and related taxes, (xxi) return on equity or return on investment, (xxii) free cash flows, or (xxiii) any of the foregoing before the effect of acquisitions, divestitures, accounting or tax changes, asset impairment, gains and losses on the sale of real estate or stores, reserves (including for real estate leases, company-owned service contracts and legal matters), legal settlements, equity investments, related taxes, and restructuring and special charges (determined according to criteria established by the Committee).

5. Computation of Bonus. Following the conclusion of any performance year, prior to the payment of any cash bonuses under the Plan with respect to that performance period, the Committee shall certify in writing the attainment of the Performance Goals for the performance period and the calculation of the bonus amounts. No bonus shall be paid or accrued if the related Performance Goal is not met.

6. Maximum Bonus. The cash bonus that may be paid or accrued for any Participant under the Plan in any calendar year with respect to performance of the Company in any fiscal year shall not exceed $5,000,000. The Committee and the Board of Directors of the Company retain discretion to reduce the amount of the attained bonus amounts for any reason.

7. Clawback. The Company requires reimbursement of any performance-based compensation awarded or paid to a Participant where: (a) the payment was predicated upon achieving financial results that were later the subject of a restatement of the Company’s financial statements and (b) a lower payment would have been made to the Participant based upon the restated financial results. In each case, the Company will, to the extent practicable, seek to recover from the Participant the amount by which the Participant’s award or payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

8. Amendment and Termination of Plan. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as performance-based compensation under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of the last re-approval by the shareholders. No termination of the Plan shall affect Performance Goals and related awards established by the Committee prior to such termination.

9. No Right of Continued Employment. Nothing in the Plan or any award pursuant to the Plan shall confer upon any person any right to be continued in the employment of the Company or any subsidiary.

10. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Oregon.

11. Effective Date. The Plan shall be effective upon approval by the shareholders of the Company.

Amended and approved by the Board of Directors on February 22, 2017 and by the shareholders on April 19, 2017.